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EXHIBIT 99.1

January 29, 2004

Dow Reports 2003 Results
Posts Substantially Higher Earnings and Record Sales for the Year

Fourth Quarter of 2003 Highlights

  •
  Sales were $8.3 billion, up 20 percent from fourth quarter 2002 sales of $7.0 billion, with a 12 percent increase in price and an 8 percent increase in volume.

  •
  Net income rose to $929 million, compared with a loss of $809 million a year ago.

  •
  Dow reported earnings of $0.99 per share, including tax benefits of $0.49 per share, compared with a loss of $0.89 per share a year ago, which included items totaling a net charge of $0.71 per share.

2003 Highlights

  •
  2003 sales increased to $32.6 billion, up 18 percent compared with 2002 sales of $27.6 billion, establishing a new sales record for the Company.

  •
  A 33 percent increase in feedstock and energy costs in 2003, compared with 2002, was more than offset by effective price/volume management and cost reduction efforts.

  •
  Net income rose to $1.7 billion, compared with a loss of $338 million a year ago.

  •
  Dow reported earnings of $1.87 per share, including tax benefits of $0.49 per share, compared with a loss of $0.37 per share a year ago, which included items totaling a net charge of $0.71 per share.

	3 Months Ended December 31		12 Months Ended December 31
(In millions, except for per share amounts)
	2003	2002	2003	2002
Net Sales	$8,332	$6,961	$32,632	$27,609
Net Income (Loss)	929	(809)	1,730	(338)
Earnings (Loss) Per Common Share	0.99	(0.89)	1.87	(0.37)

See "Supplemental Information" at the end of this release for additional information regarding certain items affecting results in 2003 and 2002.

Review of Fourth Quarter Results

        The Dow Chemical Company today announced that sales for the Company in the fourth quarter were $8.3 billion, compared with $7.0 billion a year ago, an increase of 20 percent. Net income was $929 million, compared with a loss of $809 million a year ago. Earnings per share were $0.99, compared with a loss of $0.89 per share a year ago.

        After-tax earnings in the fourth quarter of 2003 included tax benefits related to the utilization of foreign tax credits and operating loss carryforwards. The tax benefits totaled $454 million, or $0.49 per share.

        A 12 percent increase in prices, and an 8 percent increase in volume, helped to offset a 15 percent increase in feedstock and energy costs compared with the same quarter of last year. Price increases were recorded in all geographic areas and in all segments, with double-digit increases recorded in the basics segments. Volume was up in all segments, except for Agricultural Sciences which was flat. On a geographic basis, volume growth was strongest in Asia Pacific and Latin America.

        "We are pleased with our quarterly results, especially in this environment of high and volatile feedstock and energy costs. Dow's results benefited from a strengthening global economy and, more importantly, from Dow's focus on price/volume management and productivity improvements," said William S. Stavropoulos, Dow's Chairman of the Board and Chief Executive Officer. "Employees continued their year-long, dedicated discipline on cost control throughout the fourth quarter, reducing Selling, Administrative, and Research and Development Expenses by 14 percent, compared with the same quarter last year. Additionally, we were encouraged by the broad-based volume growth in the quarter, which was the highest increase we've seen in over a year. Strong results at many joint ventures also contributed to the earnings improvement."

        Performance Plastics and Performance Chemicals both showed significantly better results compared with the same quarter last year.

        Performance Plastics EBIT(a) increased by more than 150 percent, as significant improvements in both price and volume more than offset the impact of higher feedstock and energy costs. Strong volume gains were recorded in most businesses, led by Engineering Plastics, Epoxy Products & Intermediates, and Polyurethanes, due to increased demand for materials for the electronics industry, industrial coatings and furniture applications. Fabricated Products volume growth benefited from an extended building season in North America and early signs of a recovery in commercial construction.

        Performance Chemicals EBIT improved 23 percent, compared with the same quarter last year, as rising feedstock and energy costs were offset by higher prices. Oxide Derivatives, Industrial Chemicals and Water Soluble Polymers experienced solid volume growth in a broad range of end-use applications including personal care products, cleaning products and construction materials.

        Agricultural Sciences recorded another strong quarter, with increased sales and EBIT, compared with a year ago. Overall prices improved and volume was flat. While there was less pre-season buying in North America and Europe compared with the fourth quarter of 2002, volume increases were recorded in Latin America due to strong herbicide sales. Spinosad insect control products also continued to show substantial growth, particularly in Asia Pacific and Brazil. Prices were flat in the United States, but increased in all other geographic areas.

        Overall EBIT in the basics segments for the fourth quarter was substantially better than a year ago, as improvements in volume and price, coupled with cost reduction efforts, more than offset significantly higher feedstock and energy costs.

        In the Plastics segment, polyethylene and polypropylene posted significant volume gains in North America compared with a year ago, while European PET volume growth exceeded 10 percent. In Plastics, price improvements were achieved in all geographic areas.

        In the Chemicals segment, ethylene glycol volume rose 20 percent, compared with a year ago, with strong gains in Asia Pacific, Latin America and Europe. Organics, Intermediates, Solvents and Monomers also recorded double-digit volume gains. Compared with a year ago, higher prices for caustic soda, vinyl chloride monomer and ethylene glycol offset substantial cost increases in feedstock and energy.

        Net income in the fourth quarter was also impacted by tax rate adjustments for 2003. For the full year, the tax rate was lower than originally anticipated as a result of strong financial performance by a number of joint ventures, higher than expected U.S. income and improved tax planning. As a result, Dow's reported tax rate for the full year was 21 percent, excluding the $454 million tax benefits described earlier. An adjustment to achieve this full-year tax rate was reflected in fourth quarter results. Going forward, Dow expects the long-term tax rate to be between 28 and 30 percent.

        "The tax benefits should not obscure the fact that the operating results in the fourth quarter improved substantially," said Stavropoulos.

Review of Results for 2003

        Dow reported annual 2003 sales of $32.6 billion, compared with 2002 sales of $27.6 billion, an increase of 18 percent and a new sales record for the Company. Net income was $1.7 billion, compared with a loss of $338 million a year ago. Earnings per share were $1.87, compared with a loss of $0.37 per share a year ago.

        Overall volume increased 4 percent and prices increased 14 percent, offsetting a $2.7 billion increase in feedstock and energy costs, compared with 2002. As a result, gross margins began to improve from the trough levels of recent years. Most operating segments posted significantly higher sales and EBIT for the year, compared with 2002, with Agricultural Sciences reporting record earnings in 2003.

        Commenting on the Company's results, Stavropoulos said, "Despite extended trough conditions in the chemical industry, and continued high feedstock and energy costs, Dow employees took strong action to turn our financial performance around in 2003. We reduced our structural costs by more than $600 million, compared with 2002, exceeding our goal of a $400 million reduction. We improved our working capital management substantially and held capital spending to $1.1 billion. As a result, Dow's free cash flow(b) improved by more than $2 billion, compared with 2002.

        "Looking into 2004, we expect that stronger global economic growth will improve chemical industry demand, tightening industry supply/demand balances," said Stavropoulos. "However, there is still uncertainty due to feedstock and energy costs which remain high and volatile. Throughout this year, Dow employees will take 2004 one quarter at a time, continuing the focus on improving our earnings and financial strength."

(a)
Earnings Before Interest, Income Taxes and Minority Interests ("EBIT")

(b)
Free cash flow is cash provided by operating activities minus capital expenditures and dividends paid to stockholders.

Upcoming Webcast

        Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10 a.m. EST on www.dow.com.

About Dow

        Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

        Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

        The following tables show the impact of certain items recorded in the three-month and twelve-month periods ended December 31, 2003 and 2002.

Description of Certain Items Affecting Results:

Fourth Quarter of 2003 and 2002

        Results in the fourth quarter of 2003 were favorably impacted by tax benefits of $454 million related to the utilization of certain tax assets.

        In the fourth quarter of 2002, earnings were impacted by additional merger-related expenses and restructuring costs of $225 million; a charge of $828 million related to potential asbestos liabilities of Union Carbide Corporation; an $8 million restructuring charge (Dow's share) recorded by DuPont Dow Elastomers; and a gain of $63 million on the sale of Dow's share of Oasis Pipe Line Company.

	Pretax Impact(1)		Impact on Net Income(2)
	Three Months Ended		Three Months Ended
In millions	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Merger-related expenses and restructuring	—	$(225)	—	$(147)
Asbestos-related charge	—	(828)	—	(522)
DuPont Dow Elastomers restructuring	—	(8)	—	(8)
Gain on sale of Oasis Pipe Line	—	63	—	40
Tax benefits	—	—	$454	—

Total	—	$(998)	$454	$(637)

Full Year 2003 and 2002

        In addition to the tax benefits described above for the fourth quarter of 2003, earnings for the year 2003 were impacted by an after-tax charge of $9 million related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations."

        In addition to the items described above for the fourth quarter of 2002, earnings for the year 2002 were impacted by: additional merger-related expenses and restructuring costs of $55 million; a $10 million restructuring charge (Dow's share) recorded by UOP LLC; goodwill impairment losses of $16 million related to investments in nonconsolidated affiliates; and a net after-tax gain of $67 million related to the adoption of two new accounting standards (SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets").

	Pretax Impact(1)		Impact on Net Income(2)
	Twelve Months Ended		Twelve Months Ended
In millions	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Merger-related expenses and restructuring	—	$(280)	—	$(182)
Asbestos-related charge	—	(828)	—	(522)
Goodwill impairment losses in nonconsolidated affiliates	—	(16)	—	(16)
UOP restructuring	—	(10)	—	(7)
DuPont Dow Elastomers restructuring	—	(8)	—	(8)
Gain on sale of Oasis Pipe Line	—	63	—	40
Tax benefits	—	—	$454	—
Cumulative effect of changes in accounting principles	—	—	(9)	67

Total	—	$(1,079)	$445	$(628)

(1)
Impact on "Income before Income Taxes and Minority Interests"

(2)
Impact on "Net Income Available for Common Stockholders"

THE DOW CHEMICAL COMPANY—4Q03 EARNINGS
FINANCIAL STATEMENTS (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
In millions, except per share amounts (Unaudited)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net Sales	$8,332	$6,961	$32,632	$27,609

Cost of sales	7,183	6,345	28,177	23,780
Research and development expenses	251	282	981	1,066
Selling, general and administrative expenses	349	413	1,392	1,598
Amortization of intangibles	19	16	63	65
Merger-related expenses and restructuring (Note B)	—	225	—	280
Asbestos-related charge (Note C)	—	828	—	828
Equity in earnings (losses) of nonconsolidated affiliates	119	(2)	322	40
Sundry income—net	31	53	146	54
Interest income	32	23	92	66
Interest expense and amortization of debt discount	202	203	828	774

Income (Loss) before Income Taxes and Minority Interests	510	(1,277)	1,751	(622)

Credit for income taxes (Note D)	(442)	(482)	(82)	(280)
Minority interests' share in income	23	14	94	63

Income (Loss) before Cumulative Effect of Changes in Accounting Principles	929	(809)	1,739	(405)

Cumulative effect of changes in accounting principles (Note E)	—	—	(9)	67

Net Income (Loss) Available for Common Stockholders	$929	$(809)	$1,730	$(338)

Share Data
Earnings (Loss) before cumulative effect of changes in accounting principles per common share—basic	$1.01	$(0.89)	$1.89	$(0.44)
Earnings (Loss) per common share—basic	$1.01	$(0.89)	$1.88	$(0.37)
Earnings (Loss) before cumulative effect of changes in accounting principles per common share—diluted	$0.99	$(0.89)	$1.88	$(0.44)
Earnings (Loss) per common share—diluted	$0.99	$(0.89)	$1.87	$(0.37)
Common stock dividends declared per share of common stock	$0.335	$0.335	$1.34	$1.34
Weighted-average common shares outstanding—basic	923.6	912.3	918.8	910.5
Weighted-average common shares outstanding—diluted	933.7	912.3	926.1	910.5

Depreciation	$460	$473	$1,753	$1,680

Capital Expenditures	$349	$537	$1,100	$1,623

Notes to the Consolidated Financial Statements:

Note A:	The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.
Note B:
In the fourth quarter of 2002, the Company recorded one-time merger and integration costs of $12 million, additional merger-related severance of $45 million, as well as asset write-downs and impairments of $131 million and severance of $37 million related to restructuring activities undertaken by the Company following the appointment of a new President and CEO.

For 2002, merger-related expenses and restructuring included one-time merger and integration costs of $41 million, merger-related severance of $66 million, severance related to a workforce reduction program at Dow AgroSciences of $5 million, asset write-downs and impairments of $131 million related to restructuring activities, and restructuring severance of $37 million.
Note C:
In the fourth quarter of 2002, following the completion of a study to determine the cost of resolving pending and future asbestos claims filed against Union Carbide Corporation and Amchem Products, Inc., the reserve for asbestos-related liabilities was increased to $2.2 billion, resulting in a charge of $828 million after recording related insurance receivables.
Note D:
In the fourth quarter of 2003, the Company's provision for taxes was reduced by tax benefits of $454 million related to the utilization of foreign tax credits and the revised estimate of the future utilization of operating loss carryforwards in certain foreign jurisdictions.
Note E:
On January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." The cumulative effect of adoption was a net gain of $67 million and was primarily due to the write-off of negative goodwill related to Dow Olefinverbund GmbH (formerly BSL), partially offset by the write-off of unrelated goodwill impairments.
On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." The cumulative effect of adoption was a charge of $9 million (net of tax of $5 million).

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

In millions (Unaudited)	Dec. 31, 2003	Dec. 31, 2002
Assets
Current Assets
Cash and cash equivalents	$2,392	$1,484
Marketable securities and interest-bearing deposits	42	89
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables—2003: $118; 2002: $127)	3,574	3,116
Other	2,246	2,369
Inventories	4,050	4,208
Deferred income tax assets—current	698	109

Total current assets	13,002	11,375

Investments
Investment in nonconsolidated affiliates	1,878	1,565
Other investments	1,971	1,689
Noncurrent receivables	230	577

Total investments	4,079	3,831

Property
Property	40,812	37,934
Less accumulated depreciation	26,595	24,137

Net property	14,217	13,797

Other Assets
Goodwill	3,226	3,189
Other intangible assets (net of accumulated amortization—2003: $406; 2002: $349)	579	613
Deferred income tax assets—noncurrent	4,113	3,776
Asbestos-related insurance receivables—noncurrent	1,176	1,489
Deferred charges and other assets	1,499	1,492

Total other assets	10,593	10,559

Total Assets	$41,891	$39,562

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$258	$580
Long-term debt due within one year	1,088	797
Accounts payable:
Trade	2,843	2,834
Other	2,041	1,789
Income taxes payable	212	202
Deferred income tax liabilities—current	241	30
Dividends payable	331	326
Accrued and other current liabilities	2,520	2,298

Total current liabilities	9,534	8,856

Long-Term Debt	11,763	11,659

Other Noncurrent Liabilities
Deferred income tax liabilities—noncurrent	1,124	994
Pension and other postretirement benefits—noncurrent	3,572	3,775
Asbestos-related liabilities—noncurrent	1,791	2,072
Other noncurrent obligations	3,556	3,214

Total other noncurrent liabilities	10,043	10,055

Minority Interest in Subsidiaries	376	366

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	8	—
Unearned ESOP shares	(30)	(61)
Retained earnings	9,994	9,520
Accumulated other comprehensive loss	(1,491)	(2,097)
Treasury stock at cost	(1,759)	(2,189)

Net stockholders' equity	9,175	7,626

Total Liabilities and Stockholders' Equity	$41,891	$39,562

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Operating segment sales
Performance Plastics	$2,049	$1,726	$7,770	$7,095
Performance Chemicals	1,378	1,253	5,552	5,130
Agricultural Sciences	690	635	3,008	2,717
Plastics	2,019	1,693	7,760	6,476
Chemicals	1,174	898	4,369	3,361
Hydrocarbons and Energy	937	656	3,820	2,435
Unallocated and Other	85	100	353	395

Total	$8,332	$6,961	$32,632	$27,609

Operating segment EBIT (1)
Performance Plastics	$203	$80	$701	$612
Performance Chemicals	142	115	682	650
Agricultural Sciences	36	(36)	441	154
Plastics	211	(63)	662	151
Chemicals	117	(48)	334	(78)
Hydrocarbons and Energy	—	46	6	96
Unallocated and Other	(29)	(1,191)	(339)	(1,499)

Total	$680	$(1,097)	$2,487	$86

Geographic area sales
United States	$3,191	$2,792	$12,813	$11,259
Europe	2,832	2,311	11,351	9,209
Rest of World	2,309	1,858	8,468	7,141

Total	$8,332	$6,961	$32,632	$27,609

(1)
Dow uses "Earnings before Interest, Income Taxes and Minority Interest" ("EBIT") as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the business and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided below:
	Three Months Ended		Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
EBIT	$680	$(1,097)	$2,487	$86
Interest income	32	23	92	66
Interest expense and amortization of debt discount	202	203	828	774
Provision for income taxes	(442)	(482)	(82)	(280)
Minority interests' share in income	23	14	94	63
Cumulative effect of changes in accounting principles	—	—	(9)	67

Net Income Available for Common Stockholders	$929	$(809)	$1,730	$(338)

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended Dec. 31, 2003			Twelve Months Ended Dec. 31, 2003
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	10%	9%	19%	—	10%	10%
Performance Chemicals	3%	7%	10%	1%	7%	8%
Agricultural Sciences	—	9%	9%	4%	7%	11%
Plastics	2%	17%	19%	(2)%	22%	20%
Chemicals	10%	21%	31%	6%	24%	30%
Hydrocarbons and Energy	33%	10%	43%	30%	27%	57%

Total	8%	12%	20%	4%	14%	18%

Geographic areas
United States	6%	8%	14%	3%	11%	14%
Europe	7%	16%	23%	3%	20%	23%
Rest of World	10%	14%	24%	5%	14%	19%

Total	8%	12%	20%	4%	14%	18%

End of Dow Chemical 4Q03 Earnings Release

QuickLinks

Dow Reports 2003 Results
The Dow Chemical Company and Subsidiaries Consolidated Balance Sheets
The Dow Chemical Company and Subsidiaries Operating Segments and Geographic Areas
Sales Volume and Price by Operating Segment and Geographic Area